For immediate release

MILLER ENERGY RESOURCES ANNOUNCES SUCCESSFUL COMPLETION AND INITIAL PRODUCTION OF THE SWORD NO.1 WELL

Initial 96 hour Production Rate Averages 883 BOEPD with Only One of Three Zones Perforated, Company Exceeds Calendar Year Exit Rate Production Target
ANCHORAGE, AK - (November 25, 2013) Sword No.1 Oil Well - Update: Miller Energy Resources, Inc. (“Miller Energy” or the “Company”) (NYSE: MILL) and its wholly owned Alaskan operating subsidiary, Cook Inlet Energy (“CIE”), is pleased to announce a production update on the Company's directional Sword No.1 well which has been completed and was successfully brought online November 18, 2013.
The well was placed on artificial lift and has entered a flow-back period.  Initial production from the Hemlock oil zone has averaged 883 BOEPD over a 96 hour period and is being processed through the Company’s owned West McArthur River Field (“WMR”) production facility.
The initial completion incorporated the first of three targeted pay zones, the Hemlock oil sands, the Tyonek-G oil sands, and the Tyonek gas sands. The Sword No. 1 well is currently producing only from the Hemlock crude oil interval. The completion is designed with the flexibility to allow for testing and production through multiple additional oil and gas zones.
Over the next month, the Company plans to test the Tyonek-G oil sands and then the shallower Tyonek gas sands. The Sword No.1 well is the first of two planned wells within the 240-acre structure adjacent to the Company’s WMR Field. The drilling rig used for the Sword No.1 well has been moved 30 feet to begin drilling the Company’s next prospect, WMRU-8, an infield development well.
“Initial results from the Sword No.1 well have exceeded our expectations,” stated David Hall, Miller’s Chief Operating Officer. “As the currently producing Hemlock zone is in the process of cleaning up and there are two more zones yet to perforate, we believe the well will continue to outperform the previously estimated 750 BOEPD production number. We are confident Sword No. 1 reserves will move from probable to proved developed producing and we expect the Sword No. 2 well will be added as a proved undeveloped location, further increasing our reserve base and the Company’s value. The Sword No. 1 well has given us invaluable control data for our Sabre prospect which is adjacent to Sword with nearly three times the acreage. We plan to begin drilling our first Sabre well in the summer of 2014.”
“The successful completion of the Sword No.1 well and the acquisition of the North Fork Unit are nothing short of transformational for Miller. With the early production numbers for the Sword No.1 well, we have already exceeded our 2013 exit rate target of 4,000 BOEPD”, added Miller’s CEO, Scott M. Boruff. “We expect that this, coupled with the enhanced well-bore diversification of today’s announced acquisition, will open the Company up to materially improved financing options. It puts Miller in a strong position to continue to develop our existing properties, acquire and develop additional targets, and be ready to move quickly as other opportunities arise.”
About Miller Energy Resources
Miller Energy Resources, Inc. is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller’s focus is in Cook Inlet, Alaska and in the heart of Tennessee’s Appalachian Basin including the Mississippian Lime and Chattanooga Shale. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The company’s common stock is listed on the NYSE under the symbol MILL.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources¸ Inc. are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources, Inc. and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the potential for Miller Energy to experience additional operating losses; high debt costs under its existing senior credit facility; potential limitations imposed by debt covenants under its senior credit facility on its growth and ability to meet business objectives; the need to enhance management, systems, accounting, controls and reporting performance; uncertainties related to the filing of its Form 10-K for 2011; litigation risks; its ability to perform under the terms of its oil and gas leases, and exploration licenses with the Alaska DNR, including meeting the funding or work commitments of those agreements; its ability to successfully acquire, integrate and exploit new productive assets in the future; its ability to recover proved undeveloped reserves and convert probable and possible reserves to proved reserves; risks associated with the hedging of commodity prices; its dependence on third party transportation facilities; concentration risk in the market for the oil we produce in Alaska; the impact of natural disasters on its Cook Inlet Basin operations; adverse effects of the national and global economic downturns on our profitability; the imprecise nature of its reserve estimates; drilling risks; fluctuating oil and gas prices and the impact on results from operations; the need to discover or acquire new reserves in the future to avoid declines in production; differences between the present value of cash flows from proved reserves and the market value of those reserves; the existence within the industry of risks that may be uninsurable; constraints on production and costs of compliance that may arise from current and future environmental, FERC and other statutes, rules and regulations at the state and federal level; the impact that future legislation could have on access to tax incentives currently enjoyed by Miller; that no dividends may be paid on its common stock for some time; cashless exercise provisions of outstanding warrants; market overhang related to restricted securities and outstanding options, and warrants; the impact of non-cash gains and losses from derivative accounting on future financial results; and risks to non-affiliate shareholders arising from the substantial ownership positions of affiliates. Additional information on these and other factors, which could affect Miller’s operations or financial results, are included in Miller Energy Resources, Inc.’s reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K, as amended, for the fiscal year ended April 30, 2013. Miller Energy Resources, Inc.’s actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We assume no obligation to update forward-looking statements should circumstances or management's estimates or opinions change unless otherwise required under securities law.

Contact:

MZ Group
Derek Gradwell
SVP Natural Resources
Phone: 949-259-4995

Email: dgradwell@mzgroup.us
Web: www.mzgroup.us